Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces First Quarter Earnings

Syracuse, NY, April 22, 2008 - Alliance Financial Corporation (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today that its net income for the first quarter of 2008 was $2.1 million, a decrease of 11.8% compared with $2.4 million in the year-ago quarter. Diluted earnings per share decreased 8.2% to $0.45 in the first quarter, compared with $0.49 in the first quarter of 2007. An increase in net interest income of $686,000 compared with the year-ago quarter was offset by a $616,000 increase in the provision for credit losses and a $543,000 increase in non-interest expenses.

Jack H. Webb, President and CEO of Alliance said, “Trends in net interest income and asset-quality were positive in the first quarter, as net interest income increased 7.6% on a higher net interest margin and delinquencies fell nearly 34% compared with the fourth quarter of 2007. We recorded a higher provision for credit losses in the first quarter as we took steps to accelerate the resolution of two large commercial problem credits, which contributed to a decrease in non-performing loans and leases of $2.1 million or 31% during the quarter.”

Balance Sheet Highlights

Total assets were $1.3 billion at March 31, 2008, an increase of $41.4 million from December 31, 2007. Federal funds sold increased $27.8 million due to the timing of cash flows related to our wholesale funding activities. Total loans and leases (net of unearned income) decreased $11.3 million in the first quarter, to $884.2 million at March 31, 2008, primarily due to the reclassification of $10.8 million of equipment leases to held-for-sale.

Residential mortgage volume was strong in the first quarter, with outstandings increasing $6.3 million or 2.3% during the historically slowest quarter of the year. The growth in residential mortgages has come entirely from conventional mortgages originated by Alliance Bank originators in our local markets. The Company does not originate and has no direct exposure to sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages.

Commercial loans were unchanged in the first quarter, and totaled $217.3 million at March 31, as sluggish economic conditions and competition continues to constrain growth in our markets.

Leases, net of unearned income decreased $10.2 million due to the reclassification of a portion of the Company’s equipment lease portfolio to held-for-sale, as the Company has elected to exit this non-core segment of our equipment finance business.

Total deposits were $972.7 million at March 31, 2008, an increase of $28.5 million from December 31, 2007. Money market accounts increased $23.8 million due primarily to a seasonal increase in municipal deposits.

Shareholders’ equity increased $399,000 to $116.0 million at March 31, 2008. Net income was $2.1 million in the first quarter and the Company declared a dividend totaling $1.1 million ($0.24 per share). In addition, the Company continued its stock repurchase program in the first quarter of 2008 with the purchase of 76,460 shares of its stock for a total of $1.9 million. The average cost of the shares repurchased was $25.78 per share. Also impacting shareholders’ equity in the first quarter was a $1.8 million increase in accumulated other comprehensive income, which resulted primarily from an increase in unrealized gains on securities available-for-sale. The securities available-for-sale portfolio is predominantly comprised of investment grade mortgage-backed securities, securities issued by U.S. government-sponsored corporations and municipal securities. Our mortgage-backed securities portfolio is comprised of pass-through securities guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, and does not include any securities backed by subprime or other high-risk mortgages.

Asset Quality and the Provision for Credit Losses

Loans and leases past due 30 days or more, which includes nonperforming loans, totaled $10.9 million or 1.23% of total loans and leases at March 31, 2008. This is a decrease of $5.5 million or 33.5% from delinquencies of $16.4 million or 1.83% of total loans and leases at December 31, 2007, and is the lowest level since March 31, 2007. Approximately $3.4 million of the decrease in delinquencies in the first quarter was in the 30 to 89 day categories, largely the result of a decrease in residential mortgage delinquencies. The Company’s delinquencies at March 31, 2008 are not concentrated in any one segment of the loan and lease portfolio. Commercial loans and residential mortgages, the two largest segments of our loan and lease portfolio, comprised the largest portion of total delinquencies at 38.1% and 36.2%, respectively of total delinquencies.

Nonperforming loans and leases decreased $2.1 million or 30.9% in the first quarter to $4.6 million or 0.52% of total loans and leases at March 31, 2008, compared with $6.7 million or 0.75% of total loans and leases at December 31, 2007. Nonperforming commercial loans decreased $2.4 million in the first quarter due primarily to principal pay downs, collateral liquidation and charge-offs with respect to the two largest nonperforming loans. The largest nonperforming commercial loan had a balance of $1.6 million at December 31, 2007. During the first quarter the Company collected cash payments of $750,000 with respect to this loan through the liquidation of collateral, and charged-off $645,000, resulting in a remaining balance of $205,000 at March 31, 2008 which is secured by receivables and other collateral. The next largest nonperforming commercial loan had a balance of $1.2 million at December 31, 2007. The Company recorded a charge-off of $575,000 on this loan in the first quarter and is currently engaged in settlement negotiations which are anticipated to result in full payment of the remaining balance.

The provision for credit losses was $1.4 million in the first quarter, compared with $750,000 in the year-ago period. Net charge-offs were $1.6 million in the first quarter compared with $446,000 in the first quarter of 2007. Comprehensive liquidation strategies on the two largest non-performing commercial relationships resulted in charge-offs of $1.2 million which represented 65% of the first quarter’s total gross charge-offs.

The allowance for credit losses was $8.2 million at March 31, 2008, compared with $8.4 million at December 31, 2007. The ratio of the allowance for credit losses to total loans and leases was 0.93% at March 31, 2008, compared with 0.94% at December 31, 2007. The ratio of the allowance for credit losses to nonperforming loans and leases was 177% at March 31, 2008, compared with 126% at December 31, 2007.

Net Interest Income

Net interest income totaled $8.8 million in the three months ended March 31, 2008, which was an increase of $686,000 or 8.5% from the first quarter of 2007, and was up $622,000 or 7.6% from the fourth quarter of 2007. Interest income increased $174,000 compared with the first quarter of 2007, while interest expense decreased $512,000 compared with the year-ago quarter.

The Company’s net interest margin increased 10 basis points compared with the year-ago quarter, and was up 17 basis points compared with the fourth quarter of 2007 primarily as a result of the impact of the 300 basis point drop in the federal funds target rate on our deposit product rates and wholesale funding costs. The net interest margin on a tax-equivalent basis was 3.15% in the first quarter of 2008, compared with 3.05% in the first quarter of 2007 and 2.98% in the fourth quarter of 2007. The Company’s earning asset yield decreased 21 basis points in the first quarter compared with the fourth quarter of 2007, while its cost of funds decreased 45 basis points over the same period.

Webb added, “We have been proactive in lowering our deposit offering rates across all product lines, which contributed to a substantial decrease in our cost of funds in the first quarter. These rate reductions, along with lower wholesale borrowing costs, are expected to continue to favorably impact our net interest margin in the second quarter.”

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.2 million in the first quarter, which was an increase of $166,000 or 3.3% compared with $5.0 million in the first quarter of 2007. The increase resulted primarily from a gain on the sale of securities available-for-sale totaling $137,000 in the first quarter of 2008. Non-interest income decreased $520,000 or 9.1% compared with the fourth quarter of 2007, due primarily to two fourth quarter events; a non-recurring gain of $283,000 on the prepayment of certain leases and the recognition by our insurance subsidiary of annual sales commissions totaling $160,000. Also contributing to the decrease in non-interest income was a normal seasonal decrease in service charges on deposit accounts of $139,000 in the first quarter compared to the fourth quarter of 2007.

Non-interest income comprised 36.3% of total revenue in the first quarter, compared with 38.3% in the first quarter of 2007 and 40.0% in the fourth quarter of 2007. The decrease in the ratio is due primarily to the increase in net interest income in the first quarter of 2008. Gains and losses on sales of securities and the gain on the lease prepayment in the fourth quarter of 2007 have been excluded from this calculation. Also excluded from the calculation is a gain on the partial redemption of the Company’s equity interest in Visa, Inc. of $208,000 in connection with its initial public offering and a writedown of leases available-for-sale of $160,000, both of which are included in other non-interest income in the first quarter of 2008.

Non-interest expenses were $9.8 million in the first quarter, which was an increase of $543,000 or 5.9% compared to $9.3 million in the first quarter of 2007. Non-interest expenses increased $298,000 or 3.1% compared with the fourth quarter of 2007. Salaries and benefits were the primary factor behind the increases compared with both periods in 2007. Approximately $227,000 of the increase in salaries and benefits expense in the first quarter of 2008 compared with the first quarter of 2007 resulted from unique items in each of the two quarters.

The Company’s efficiency ratio was 71.1% in the first quarter of 2008, compared with 70.6% in the year-ago quarter and 69.9% in the fourth quarter of 2007.

The Company’s effective tax rate was 25.6% for the first quarter, compared with 24.0% in the year-ago period. The increase in the effective tax rate primarily reflects a decline in the percentage of non-taxable income to pre-tax income.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides banking, commercial leasing, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. The Bank also operates a trust administration center in Buffalo, N.Y. and offers lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc. Alliance also operates a wholly-owned multi-line insurance subsidiary, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, that are less favorable than expected, resulting, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	March 31, 2008	December 31, 2007
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$29,863	$30,704
Fed funds sold	27,815	—
Securities available-for-sale	278,751	272,713
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	10,610	9,507
Loans and leases held for sale	15,057	3,163
Total loans and leases, net of unearned income	884,225	895,533
Less allowance for credit losses	8,184	8,426

Net loans and leases	876,041	887,107

Premises and equipment, net	21,646	21,560
Accrued interest receivable	5,361	4,501
Bank-owned life insurance	24,243	17,084
Assets held-for-sale	801	801
Goodwill	32,187	32,187
Intangible assets, net	12,771	13,183
Other assets	13,527	14,771

Total assets	$1,348,673	$1,307,281

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	131,500	138,846
Interest bearing	841,230	805,367

Total deposits	972,730	944,213

Borrowings	215,021	201,929
Accrued interest payable	4,676	3,903
Other liabilities	14,513	15,902
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,232,714	1,191,721

Shareholders’ equity:
Common stock	4,905	4,889
Surplus	40,818	38,847
Undivided profits	76,341	75,844
Accumulated other comprehensive income (loss)	2,978	1,205
Directors’ stock-based deferred compensation plan	(1,887)	—
Treasury stock	(7,196)	(5,225)

Total shareholders’ equity	115,959	115,560

Total liabilities and shareholders’ equity	$1,348,673	$1,307,281

Common shares outstanding	4,649,935	4,710,885
Book value per share	$24.94	$24.53
Tangible book value per share	$15.27	$14.90

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2008	2007
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$7,072	$283
Securities(1)	290,460	259,072
Loans and leases receivable:
Residential real estate loans(2)	278,605	255,135
Commercial loans	218,438	221,931
Leases, net of unearned income(2)	129,770	130,997
Indirect loans	174,022	181,025
Other consumer loans	91,691	89,792

Loans and leases receivable, net of unearned income	892,526	878,880

Total earning assets	1,190,058	1,138,235

Non-earning assets	120,816	125,629

Total assets	$1,310,874	$1,263,864

Interest bearing liabilities:
Interest bearing checking accounts	106,958	96,479
Savings accounts	81,849	84,635
Money market accounts	210,837	200,491
Time deposits	413,794	424,972
Borrowings	210,238	180,149
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774

Total interest bearing liabilities	1,049,450	1,012,500
Non-interest bearing deposits	126,253	124,237
Other non-interest bearing liabilities	19,078	17,386

Total liabilities	1,194,781	1,154,123
Shareholders’ equity	116,093	109,741

Total liabilities and shareholders’ equity	$1,310,874	$1,263,864

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Loan and Deposit Composition (Unaudited)

	March 31, 2008		December 31, 2007
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$279,729	31.8%	$273,465	30.6%
Commercial loans	217,294	24.7%	217,136	24.4%
Leases, net of unearned income	121,134	13.8%	131,300	14.7%
Indirect loans	172,692	19.6%	176,115	19.7%
Other consumer loans	89,891	10.1%	94,246	10.6%

Total loans and leases	$880,740	100.0%	$892,262	100.0%

Net deferred loan costs	3,485		3,271
Allowance for credit losses	(8,184)		(8,426)

Net loans and leases	$876,041		$887,107

Deposit composition
Non-interest bearing checking	$131,500	13.5%	$138,846	14.7%
Interest bearing checking	108,789	11.2%	101,793	10.8%

Total checking	240,289	24.7%	240,639	25.5%
Savings	84,045	8.6%	81,154	8.6%
Money market	226,870	23.3%	203,074	21.5%
Time deposits	421,526	43.4%	419,346	44.4%

Total deposits	$972,730	100.0%	$944,213	100.0%

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2008	2007
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,154	$14,561
Federal funds sold and interest bearing deposits	46	6
Securities	3,351	2,810

Total interest income	17,551	17,377

Interest expense:
Deposits:
Savings accounts	106	110
Money market accounts	1,386	1,552
Time accounts	4,654	4,884
NOW accounts	214	183

Total	6,360	6,729

Borrowings:
Repurchase agreements	517	712
FHLB advances	1,484	1,369
Mortgagors’ escrow funds	8	3

	2,009	2,084

Junior subordinated obligations	415	483

Total interest expense	8,784	9,296

Net interest income	8,767	8,081
Provision for credit losses	1,366	750

Net interest income after provision for credit losses	7,401	7,331

Non-interest income:
Investment management income	2,288	2,218
Service charges on deposit accounts	1,233	1,252
Card-related fees	502	446
Insurance agency income	338	397
Income from bank-owned life insurance	158	156
Gain on the sale of loans	26	44
Gain on sale of securities available-for-sale	137	—
Rental income from leases	66	76
Other non-interest income	437	430

Total non-interest income	5,185	5,019

Non-interest expense:
Salaries and employee benefits	5,005	4,434
Occupancy and equipment expense	1,723	1,822
Communication expense	198	192
Stationery and supplies expense	108	129
Marketing expense	291	289
Amortization of intangible assets	412	420
Professional fees	762	700
Other operating expense	1,295	1,265

Total non-interest expense	9,794	9,251

Income before income tax expense	2,792	3,099
Income tax expense	716	745

Net income	$2,076	$2,354

Share and Per Share Data
Basic average shares outstanding	4,578,027	4,724,638
Diluted average shares outstanding	4,636,012	4,799,638
Basic earnings per share	$0.45	$0.50
Diluted earnings per share	$0.45	$0.49
Cash dividends declared	$0.24	$0.22

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

(Dollars in thousands)

	March 31, 2008	December 31, 2007
Asset quality
Non-accruing loans and leases
Residential real estate loans	$1,143	$1,118
Commercial loans	2,568	4,988
Leases	524	320
Indirect loans	59	83
Other consumer loans	157	158

Total non-accruing loans and leases	4,451	6,667
Accruing loans and leases delinquent 90 days or more	180	39

Total non-performing loans and leases	4,631	6,706
Other real estate and repossessed assets	158	229

Total non-performing assets	$4,789	$6,935

	Three months ended March 31,
	2008	2007
Allowance for credit losses
Allowance for credit losses, beginning of period	$8,426	$7,029

Loans and leases charged-off	(1,881)	(635)
Recoveries of loans and leases previously charged-off	273	189

Net loans and leases charged-off	(1,608)	(446)

Provision for credit losses	1,366	750

Allowance for credit losses, end of period	$8,184	$7,333

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2008	2007
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share and per share data)
Interest income	$17,551	$17,978	$18,028	$17,649	$17,377
Interest expense	8,784	9,832	9,822	9,600	9,296

Net interest income	8,767	8,146	8,206	8,049	8,081
Provision for credit losses	1,366	1,200	1,140	700	750

Net interest income after provision for credit losses	7,401	6,946	7,066	7,349	7,331
Other non-interest income	5,185	5,705	5,432	5,136	5,019
Other non-interest expense	9,794	9,496	9,350	9,541	9,251

Income before income tax expense	2,792	3,155	3,148	2,944	3,099
Income tax expense	716	715	738	671	745

Net income	$2,076	$2,440	$2,410	$2,273	$2,354

Stock and related per share data
Basic earnings per share	$0.45	$0.52	$0.51	$0.48	$0.50
Diluted earnings per share	$0.45	$0.51	$0.51	$0.48	$0.49
Basic weighted average shares outstanding	4,578,027	4,699,106	4,709,334	4,709,334	4,724,638
Diluted weighted average shares outstanding	4,636,012	4,752,112	4,756,088	4,771,091	4,799,638
Cash dividends paid per share	$0.24	$0.24	$0.22	$0.22	$0.22
Dividend payout ratio (1)	53.33%	47.06%	43.14%	45.83%	44.90%
Book value	$24.94	$24.53	$23.71	$23.06	$23.07
Tangible book value (2)	$15.27	$14.90	$13.87	$13.10	$13.01

Capital
Tier 1 leverage ratio	7.37%	7.53%	7.53%	7.41%	7.34%
Tier 1 risk based capital	10.36%	10.64%	10.62%	10.41%	10.15%
Total risk based capital	11.27%	11.59%	11.53%	11.29%	11.01%

Selected ratios
Return on average assets	0.63%	0.75%	0.75%	0.71%	0.75%
Return on average equity	7.15%	8.49%	8.64%	8.22%	8.58%
Yield on earning assets	6.12%	6.33%	6.43%	6.35%	6.31%
Cost of funds	3.35%	3.80%	3.86%	3.78%	3.67%
Net interest margin (tax equivalent) (3)	3.15%	2.98%	3.04%	3.01%	3.05%
Non-interest income to total income (4)	36.32%	40.01%	39.83%	38.95%	38.31%
Efficiency ratio (5)	71.14%	69.93%	68.56%	72.36%	70.62%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.72%	0.29%	0.37%	0.22%	0.20%
Provision for credit losses to average loans and leases, annualized	0.61%	0.54%	0.51%	0.32%	0.34%
Allowance for credit losses to total loans and leases	0.93%	0.94%	0.88%	0.85%	0.83%
Allowance for credit losses to non-performing loans and leases	176.7%	125.7%	176.1%	139.3%	132.7%
Non-performing loans and leases to total loans and leases	0.52%	0.75%	0.50%	0.61%	0.62%
Non-performing assets to total assets	0.36%	0.53%	0.37%	0.43%	0.44%

(1)	Cash dividends declared per share divided by diluted earnings per share
(2)	Shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (excluding net realized gains and losses on securities, gain on the partial redemption of Visa Inc. stock, write down of leases held for sale and lease prepayment gain) divided by the sum of net interest income and non-interest income (as adjusted)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)